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FOR IMMEDIATE RELEASE                                              Exhibit 99.1
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CONTACT: Richard T. Flenner, Jr.
         President and CEO
         GLB Bancorp, Inc.
         (440) 974-0000

               GLB BANCORP, INC. ANNOUNCES RESIGNATION OF DIRECTOR

MENTOR, OHIO - September 8, 2003 - GLB BANCORP, INC. (NasdaqSC:GLBK) today announces that Jerome T. Osborne, Sr. has resigned his position as a director and an officer of GLB Bancorp and its subsidiary, Great Lakes Bank, effective September 5, 2003. Jerome Osborne was the Chairman of the Board of GLB Bancorp.

In a letter addressed to the Board of Directors of GLB Bancorp, Jerome Osborne states that his resignation was prompted by his disagreement with the decisions of the Board of Directors to approve the proposed merger of GLB Bancorp with Sky Financial Group, Inc. (Nasdaq:SKYF) and to recommend approval of the merger by the shareholders of GLB Bancorp. He also asserts that he believes the Board of Directors "has abandoned the original vision of GLB as a financial institution with a community focus and a substantial community ownership base." He further indicates that, as a director, he voted against the merger with Sky Financial because he does not believe the Board of Directors received adequate information regarding, or adequately considered, the community impact or value of alternative proposals to acquire GLB Bancorp.

"The Board of Directors of GLB Bancorp and all the employees of GLB Bancorp and Great Lakes Bank owe a debt of gratitude to Jerome T. Osborne, Sr. Mr. Osborne was instrumental in the formation, development and growth of GLB. He was one of the leaders of the investment group that purchased the predecessor to Great Lakes Bank in 1994, and under his direction as Chairman of the Board, GLB Bancorp completed its initial public offering in 1998. Without his leadership and his dedication, GLB Bancorp would not be the outstanding institution that it is today," said Richard T. Flenner, Jr., President and Chief Executive Officer of GLB Bancorp. "It is with deep regret that we receive this resignation. Mr. Osborne will be sorely missed by all the members of the Board and all the employees of GLB Bancorp and Great Lakes Bank."

GLB Bancorp indicated that the reasons why the GLB Bancorp Board of Directors approved the merger with Sky Financial are set forth in detail in the amended registration statement on Form S-4 that Sky Financial filed with the Securities and Exchange Commission on September 5, 2003. GLB Bancorp also stated that it will mail a definitive proxy statement/prospectus to its shareholders of record as of the close of business on August 29, 2003 that will contain important information about the merger with Sky Financial.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION CONCERNING THE MERGER.

Investors may obtain copies of these documents free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, the proxy statement/prospectus to be mailed to GLB Bancorp shareholders with respect to the proposed transaction may be obtained free of charge by requesting it in writing from Sky Financial Group, Inc., 221 South Church Street, Bowling Green, Ohio 43402, Attention: W. Granger Souder, Jr., Corporate Secretary, telephone (419) 327-6300, or from GLB Bancorp, Inc., 7001 Center Street,

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Mentor, Ohio, 44060, Attention: Cheryl Jean Mihitsch, Corporate Secretary,
telephone (440) 974-0000.

GLB Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information about the directors and executive officers and their ownership of GLB Bancorp common shares is set forth in the registration statement on Form S-4 that Sky Financial has filed with the Securities and Exchange Commission and will also be included in the proxy statement/prospectus to be mailed to GLB Bancorp shareholders.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, failure to consummate the proposed merger with Sky Financial because of, among other things, the failure to obtain required shareholder or governmental approvals, or adverse regulatory conditions that may be imposed in connection with governmental approvals of the merger; and the general volatility of the capital markets and the market price of GLB Bancorp's common shares and Sky Financial's common shares. Actual results could differ materially from those contemplated by these forward-looking statements. GLB Bancorp disclaims any intent or obligation to update these forward-looking statements.

About GLB Bancorp

Headquartered in Mentor, Ohio, GLB Bancorp is a one-bank holding company that holds all of the outstanding common stock of Great Lakes Bank. Great Lakes Bank has $207 million in total assets with 12 branches throughout Lake County, Ohio and one branch in Cuyahoga County, Ohio.



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